Exhibit 99.1

PRESS RELEASE

(for immediate distribution)

SINORAMA announces APPOINTMENT OF PROVISIONAL ADMINISTRATOR TO sinorama travel IN QUÉBEC

MONTREAL, QUÉBEC, July 27, 2018 ˗ Sinorama Corporation (OTCQB:SNNN) (the “Corporation”) announces that the Office de la protection du consommateur (“OPC”), the oversight authority for travel agencies in Québec, has appointed PricewaterhouseCoopers LLP as a provisional administrator to Vacances Sinorama Inc. (“Vacances Sinorama”), the Corporation’s main operating entity in the province of Québec. The provisional administrator has been charged with the management of Vacances Sinorama’s accounts and business, and the termination of travel agent activities in Québec. The OPC also informed Vacances Sinorama that it does not intend to renew its operating licence upon expiration on July 31, 2018.

The OPC alleges that Vacances Sinorama has not complied with certain requirements of the Travel Agents Act (Québec) relating to the management of client funds.

The OPC has given Vacances Sinorama 10 days to respond. If the decision is maintained, Vacances Sinorama will have 30 days to appeal the decision before the Administrative Tribunal of Québec.

Vacances Sinorama is assessing its means of defense and the possibility of contesting the OPC’s decision. Management of Vacances Sinorama has offered all of its cooperation and expertise to the OPC and the provisional administrator in order to ensure that all future travels are completed as planned.

Given the uncertainty of the ongoing process, it is premature to assess the impact on the business and financial performance of Vacances Sinorama and the Company. However, if Vacances Sinorama is unable to regain management of its affairs and renew its licence, or if consumers lose confidence in Vacances Sinorama’s ability to offer and deliver travel services, the business and financial performance of Vacances Sinorama and the Company will be materially adversely affected.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included herein, including those that express management’s expectations related to the course of action regarding, and potential outcome of, the OPC’s decision to appoint a provisional administrator to Vacances Sinorama and its intention not to renew its operating licence as described herein constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of assumptions that, while considered reasonable by management at this time, are inherently subject to significant risks, uncertainties and contingencies that could cause actual results to differ materially from those expressed or implied in such statements. Key assumptions include management’s understanding of regulatory and contractual requirements being accurate and the availability of financial resources to fund its defence and recourses. Significant risks and uncertainties include interpretation of regulatory and contractual requirements by authorities and the courts, and legal constraints on the use of available funds or business interruption leading to a curb on revenues. Investors are cautioned not to put undue reliance on forward looking statements. The forward-looking statements contained herein reflect the Company’s current views with respect to future events, and except as required by law, the Company does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events, or otherwise.

CONTACT INFORMATION

Sinorama Corporation
Sarah Wang
514-866-6888